Exhibit 99.1

345 E. Main St.

Warsaw, IN 46580

www.zimmerbiomet.com

Contacts:

Media	Investors
Monica Kendrick	Robert J. Marshall Jr.
574-372-4989	574-371-8042
monica.kendrick@zimmerbiomet.com	robert.marshall@zimmerbiomet.com

Barbara Goslee
574-371-9449
barb.goslee@zimmerbiomet.com

Zimmer Biomet Reports Fourth Quarter and Full-Year

2016 Financial Results

•	Net sales of $2.013 billion for the fourth quarter represent an increase of 4.1% over the prior year period, and an increase of 4.4% on an adjusted constant currency basis

•	Diluted EPS for the fourth quarter were $0.33 reported, a decrease of 46.8% from the prior year period, and $2.14 adjusted, an increase of 2.4% over the prior year period

•	Net sales of $7.684 billion for the full year represent an increase of 28.1% compared to 2015, and an increase of 3.4% on a constant currency, adjusted pro forma basis

•	Diluted EPS for the full year were $1.50 reported, an increase of 94.8% over the prior year, and $7.96 adjusted, an increase of 15.4% over the prior year

•	The Company provides 2017 sales and earnings guidance

(WARSAW, IN) January 31, 2017—Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH) today reported financial results for the fourth quarter and full year ended December 31, 2016. The Company reported fourth quarter net sales of $2.013 billion, an increase of 4.1% over the prior year period, and an increase of 4.4% on an adjusted constant currency basis. Excluding approximately 230 basis points of contribution from the LDR Holding Corporation transaction and adjusting for one less billing day in the quarter, revenues increased by 3.5% over the fourth quarter of 2015. Diluted earnings per share for the quarter were $0.33 reported, a decrease of 46.8% from the prior year period, and $2.14 adjusted, an increase of 2.4% adjusted over the prior year period.

Full-year 2016 net sales were $7.684 billion, an increase of 28.1% over the prior year, and an increase of 3.4% on a constant currency, adjusted pro forma basis. Full-year revenues increased by 2.3% on a constant currency, adjusted pro forma basis, excluding approximately 110 basis points of contribution from the LDR transaction. Diluted earnings per share for the year were $1.50 reported, an increase of 94.8% over the prior year, and $7.96 adjusted, an increase of 15.4% over the prior year.

“Zimmer Biomet delivered solid revenue growth in the fourth quarter. Our performance was driven, in part, by the reacceleration of our Knee and Hip businesses, as well as the ongoing strength of our S.E.T. category and Asia Pacific region,” said David Dvorak, President and CEO of Zimmer Biomet. “As we reflect on the completion of our first full year as a combined company, our achievements have further strengthened our confidence in the unique value-creation opportunity we offer in the dynamic global healthcare environment. We will continue to drive growth across our broad musculoskeletal portfolio in 2017, as we remain focused on delivering against our net synergy commitments and making ongoing progress towards optimizing and harmonizing our supply chain, and manufacturing and quality systems.”

Net earnings for the fourth quarter were $66.6 million, a decrease of 47.5% from the prior year period, and $434.1 million on an adjusted basis, an increase of 1.3% over the prior year period. Operating cash flow for the fourth quarter was $627 million.

Net earnings for full-year 2016 were $302.9 million, an increase of 106.1% over the prior year, and $1.611 billion on an adjusted basis, an increase of 22.9% over the prior year. Operating cash flow for full-year 2016 was $1.632 billion.

In the quarter, the Company paid $48.1 million in dividends and declared a fourth quarter dividend of $0.24 per share. The Company also repaid $310 million on certain of its outstanding USD denominated debt.

For full-year 2016, the Company paid $188.4 million in dividends and repaid $1.010 billion of debt related to the Biomet acquisition.

Guidance

The Company expects constant currency revenue for full-year 2017, as compared to 2016 revenue, to increase between 3.7% and 4.7%, inclusive of approximately 120 basis points of contribution from the LDR transaction. The Company expects foreign currency translation to decrease revenues by approximately 1.5%. Therefore, 2017 revenue is expected to increase between 2.2% and 3.2% when compared to full-year 2016 revenue, or to be in a range of $7.855 billion to $7.930 billion.

The Company expects its full-year 2017 diluted earnings per share to be in a range of $4.37 to $4.67, and in a range of $8.50 to $8.68 on an adjusted basis.

Conference Call

The Company will conduct its fourth quarter and full-year 2016 investor conference call today, January 31, 2017, at 8:00 a.m. Eastern Time. The live audio webcast can be accessed via Zimmer Biomet’s Investor Relations website at http://investor.zimmerbiomet.com. It will be archived for replay following the conference call.

Individuals in the U.S. and Canada who wish to dial into the conference call may do so by dialing (888) 312-9837 and entering conference ID 7278985. For a complete listing of international toll-free and local numbers, please visit http://investor.zimmerbiomet.com. A digital recording will be available 24 hours after the completion of the conference call, from February 1, 2017 to March 3, 2017. To access the recording, U.S. callers should dial (888) 203-1112 and international callers should dial +1 (719) 457-0820, and enter the Access Code ID 7278985.

Sales Tables

The following fourth quarter sales table provides results by geography and product category, as well as the percentage change compared to the prior year quarter on a reported basis and an adjusted constant currency basis. The following full-year sales table provides results by geography and product category, as well as the percentage change compared to the prior year on a reported basis.

NET SALES - THREE MONTHS ENDED DECEMBER 31, 2016

(in millions, unaudited)

			Adjusted
			Constant
	Net		Currency
	Sales	% Change	% Change
Geographic Results
Americas	$1,268	5.3%	5.3%
EMEA	444	(2.0)	1.5
Asia Pacific	301	9.0	5.3

Total	$2,013	4.1	4.4

Product Categories
Knees
Americas	$444	0.5	0.6
EMEA	165	(1.1)	2.9
Asia Pacific	112	7.5	5.2

Total	721	1.2	1.8
Hips
Americas	254	1.7	1.7
EMEA	135	(0.9)	2.4
Asia Pacific	93	11.9	7.1

Total	482	2.8	2.9
S.E.T (1)	430	6.6	6.6
Dental	105	(8.7)	(8.6)
Spine & CMF	191	29.1	29.1
Other	84	(1.8)	(1.3)

Total	$2,013	4.1	4.4

(1)	Surgical, Sports Medicine, Foot and Ankle, Extremities and Trauma

NET SALES - YEAR ENDED DECEMBER 31, 2016

(in millions, unaudited)

	Net
	Sales	% Change
Geographic Results
Americas	$4,803	31.1%
EMEA	1,730	22.0
Asia Pacific	1,151	25.5

Total	$7,684	28.1

Product Categories
Knees
Americas	$1,688	21.3
EMEA	638	19.2
Asia Pacific	426	21.8

Total	2,752	20.9
Hips
Americas	988	25.0
EMEA	522	14.8
Asia Pacific	358	24.3

Total	1,868	21.8
S.E.T (1)	1,645	35.5
Dental	428	27.5
Spine & CMF	662	63.7
Other	329	40.9

Total	$7,684	28.1

(1)	Surgical, Sports Medicine, Foot and Ankle, Extremities and Trauma

About the Company

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer Biomet is a global leader in musculoskeletal healthcare. We design, manufacture and market orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; office based technologies; spine, craniomaxillofacial and thoracic products; dental implants; and related surgical products.

We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

We have operations in more than 25 countries around the world and sell products in more than 100 countries. For more information, visit www.zimmerbiomet.com or follow Zimmer Biomet on Twitter at www.twitter.com/zimmerbiomet.

Website Information

We routinely post important information for investors on our website, www.zimmerbiomet.com, in the “Investor Relations” section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Note on Financial Statements

The effects of purchase accounting adjustments reflected in the financial statements of this press release related to the acquisition of LDR and other 2016 acquisitions are preliminary, and as a result our annual goodwill impairment testing is not yet complete. Our financial statements to be filed in our annual report on Form 10-K may change as we refine our purchase accounting estimates and complete our goodwill impairment testing. The provision for income taxes in the three-month period ended December 31, 2016 includes provisions that were related to previous periods. We have evaluated the effect of these out-of-period adjustments on the three-month period ended December 31, 2016, as well as on the previous interim and annual periods in which they should have been recognized, and concluded for both quantitative and qualitative reasons that these adjustments are not material to any of the periods affected. We are still in-process of evaluating the internal controls that did not operate effectively in preventing these errors.

Note on Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP.

Sales growth information for the three-month period ended December 31, 2016 is presented on a GAAP (reported) basis and on an adjusted constant currency basis, as well as on a basis that excludes the contribution from the Company’s acquisition of LDR Holding Corporation in July 2016 and an adjustment for one less billing day in the three-month period. Sales growth information for the year ended December 31, 2016 is presented on a GAAP (reported) basis and on a constant currency, adjusted pro forma basis, as well as on a basis that excludes the contribution from the LDR transaction. Projected revenue growth information for the year ended December 31, 2017 is presented on a GAAP basis and on a constant currency basis. Adjusted revenue growth refers to a comparison against revenue for the prior year period adjusted to reflect the impact of the previously announced divestiture remedies. Constant currency growth rates exclude the effects of foreign currency exchange rates. They are calculated by translating current and prior-period sales at the same predetermined exchange rate. The translated results are then used to determine year-over-year percentage increases or decreases. Pro forma revenue growth refers to a comparison against revenue for the prior year that has been adjusted to reflect the inclusion of Biomet revenue.

Net earnings, diluted earnings per share and projected diluted earnings per share are presented on a GAAP (reported) basis and on an adjusted basis. Adjusted earnings and earnings per share measures exclude the effects of inventory step-up and other inventory and manufacturing related charges, certain claims, special items, intangible asset amortization, financing and other expenses/gains related to the Biomet merger and other acquisitions, debt extinguishment charges, the tax effects of these items and other certain tax adjustments. Special items include expenses resulting directly from our business combinations and/or global restructuring, quality and operational excellence initiatives, including employee termination benefits, certain contract terminations, consulting and professional fees, dedicated project personnel, asset impairment or loss on disposal charges and other items. Other certain tax adjustments primarily include internal restructuring transactions that provide the Company access to offshore funds in a tax efficient manner, resolution of certain matters with taxing authorities and adjustments to deferred tax liabilities recognized as part of acquisition-related accounting.

We use these non-GAAP financial measures internally to evaluate the performance of the business and believe they are useful measures that provide meaningful supplemental information to investors to consider when evaluating the performance of the Company. We believe these measures offer the ability to make period-to-period comparisons that are not impacted by certain items that can cause dramatic changes in reported operating results, to perform trend analysis, to better identify operating trends that may otherwise be masked or distorted by these types of items and to provide additional transparency of certain items. In addition, certain of these non-GAAP financial measures are used as performance metrics in our incentive compensation programs.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “sees” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical or current fact are, or may be deemed to be, forward-looking statements. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the possibility that the anticipated synergies and other benefits from mergers and acquisitions will not be realized, or will not be realized within the expected time periods; the risks and uncertainties related to our ability to successfully integrate the operations, products, employees and distributors of acquired companies; the effect of the potential disruption of management’s attention from ongoing business operations due to integration matters related to mergers and acquisitions; the effect of mergers and acquisitions on our relationships with customers, vendors and lenders and on our operating results and businesses generally; compliance with the Deferred Prosecution Agreement entered into in January 2017; the outcome of government investigations; price and product competition; the success of our quality and operational excellence initiatives; challenges relating to changes in and compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration (the “FDA”) and foreign government regulators, such as more stringent requirements for regulatory clearance of products; the ability to remediate matters identified in any inspectional observations or warning letters issued by the FDA, while continuing to satisfy the demand for our products; changes in customer demand for our products and services caused by demographic changes or other factors; the impact of healthcare reform measures; reductions in reimbursement levels by third-party payors and cost containment efforts of healthcare purchasing organizations; dependence on new product development, technological advances and innovation; shifts in the product category or regional sales mix of our products and services; supply and prices of raw materials and products; control of costs and expenses; the ability to obtain and maintain adequate intellectual property protection; the ability to form and implement alliances; changes in tax obligations arising from tax reform measures or examinations by tax authorities; product liability and intellectual property litigation losses; the ability to retain the independent agents and distributors who market our products; dependence on a limited number of suppliers for key raw materials and outsourced activities; changes in general industry and market conditions, including domestic and international growth rates and general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations; and the impact of the ongoing economic uncertainty affecting countries in the Euro zone on the ability to collect accounts receivable in affected countries. For a further list and description of such risks and uncertainties, see our reports filed with the U.S. Securities and Exchange Commission. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.zimmerbiomet.com or on request from

us. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this communication are cautioned not to place undue reliance on these forward-looking statements, since, while management believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this communication.

###

ZIMMER BIOMET HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2016 and 2015

(in millions, except per share amounts, unaudited)

	2016	2015
Net Sales	$2,013.1	$1,933.6
Cost of products sold, excluding intangible asset amortization	614.9	669.3
Intangible asset amortization	141.2	161.4
Research and development	95.7	85.9
Selling, general and administrative	756.3	723.6
Special items	219.7	79.9

Operating expenses	1,827.8	1,720.1

Operating Profit	185.3	213.5
Other (expense) income, net	(62.6)	7.7
Interest income	0.2	2.0
Interest expense	(90.1)	(90.0)

Earnings before income taxes	32.8	133.2
(Benefit) provision for income taxes	(33.9)	6.5

Net Earnings	66.7	126.7
Less: Net Loss attributable to noncontrolling interest	0.1	(0.3)

Net Earnings of Zimmer Biomet Holdings, Inc.	$66.6	$127.0

Earnings Per Common Share
Basic	$0.33	$0.62
Diluted	$0.33	$0.62
Weighted Average Common Shares Outstanding
Basic	200.4	203.2
Diluted	202.5	205.2
Cash Dividends Declared Per Common Share	$0.24	$0.22

ZIMMER BIOMET HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

(in millions, except per share amounts, unaudited)

	2016	2015
Net Sales	$7,683.9	$5,997.8
Cost of products sold, excluding intangible asset amortization	2,374.9	1,800.6
Intangible asset amortization	565.9	337.4
Research and development	365.6	268.8
Selling, general and administrative	2,932.9	2,284.2
Certain claims	—	7.7
Special items	616.7	831.8

Operating expenses	6,856.0	5,530.5

Operating Profit	827.9	467.3
Other expense, net	(71.3)	(36.9)
Interest income	2.9	9.4
Interest expense	(357.9)	(286.6)

Earnings before income taxes	401.6	153.2
Provision for income taxes	100.0	7.0

Net Earnings	301.6	146.2
Less: Net Loss attributable to noncontrolling interest	(1.3)	(0.8)

Net Earnings of Zimmer Biomet Holdings, Inc.	$302.9	$147.0

Earnings Per Common Share
Basic	$1.51	$0.78
Diluted	$1.50	$0.77
Weighted Average Common Shares Outstanding
Basic	200.0	187.4
Diluted	202.4	189.8
Cash Dividends Declared Per Common Share	$0.96	$0.88

ZIMMER BIOMET HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, unaudited)

	December 31,	December 31,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$634.1	$1,459.3
Short-term investments	—	164.6
Receivables, net	1,604.4	1,446.5
Inventories	1,969.3	2,254.1
Other current assets	465.7	529.2

Total current assets	4,673.5	5,853.7
Property, plant and equipment, net	2,037.9	2,062.6
Goodwill	10,508.5	9,934.2
Intangible assets, net	8,735.4	8,746.3
Other assets	553.6	563.8

Total Assets	$26,508.9	$27,160.6

Liabilities and Stockholders’ Equity
Current liabilities	$1,825.4	$1,617.9
Current portion of long-term debt	575.6	—
Other long-term liabilities	3,855.2	4,155.9
Long-term debt	10,669.8	11,497.4
Stockholders’ equity	9,582.9	9,889.4

Total Liabilities and Stockholders’ Equity	$26,508.9	$27,160.6

ZIMMER BIOMET HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

(in millions, unaudited)

	2016	2015
Cash flows provided by (used in) operating activities
Net earnings	$301.6	$146.2
Depreciation and amortization	1,039.3	712.4
Share-based compensation	57.3	46.4
Biomet merger consideration compensation expense	—	90.4
Intangible asset impairment	30.0	—
Income tax benefit from stock option exercises	30.1	81.4
Excess income tax benefits from employee stock compensation plans	—	(11.8)
Inventory step-up	323.3	317.8
Gain on divestiture of assets	—	(19.0)
Debt extinguishment	53.3	22.0
Changes in operating assets and liabilities, net of acquired assets and liabilities
Income taxes	(189.2)	(0.7)
Receivables	(137.8)	(56.1)
Inventories	69.5	(205.4)
Accounts payable and accrued expenses	33.6	(252.0)
Other assets and liabilities	21.2	(21.8)

Net cash provided by operating activities	1,632.2	849.8

Cash flows provided by (used in) investing activities
Additions to instruments	(345.5)	(266.4)
Additions to other property, plant and equipment	(184.7)	(167.7)
Purchases of investments	(1.5)	(214.8)
Sales of investments	286.2	802.9
Proceeds from divestiture of assets	—	69.9
Biomet acquisition, net of acquired cash	—	(7,760.1)
LDR acquisition, net of acquired cash	(1,021.1)	—
Other business combination investments, net of acquired cash	(421.9)	—
Other investing activities	(3.0)	(21.7)

Net cash used in investing activities	(1,691.5)	(7,557.9)

Cash flows provided by (used in) financing activities
Proceeds from senior notes	1,073.5	7,628.2
Proceeds from term loan	750.0	3,000.0
Redemption of senior notes	(1,250.0)	(2,762.0)
Payments on term loan	(800.0)	(500.0)
Net (payments) proceeds on other debt	(33.1)	0.1
Dividends paid to stockholders	(188.4)	(157.1)
Proceeds from employee stock compensation plans	136.6	105.2
Restricted stock witholdings	(6.3)	(11.1)
Excess income tax benefits from employee stock compensation plans	—	11.8
Debt issuance costs	(10.0)	(58.4)
Repurchase of common stock	(415.5)	(150.0)

Net cash (used in) provided by financing activities	(743.2)	7,106.7

Effect of exchange rates on cash and cash equivalents	(22.7)	(22.6)

(Decrease) increase in cash and cash equivalents	(825.2)	376.0
Cash and cash equivalents, beginning of period	1,459.3	1,083.3

Cash and cash equivalents, end of period	$634.1	$1,459.3

ZIMMER BIOMET HOLDINGS, INC.

NET SALES BY GEOGRAPHY

FOR THE THREE MONTHS and YEARS ENDED DECEMBER 31, 2016 and 2015

(in millions, unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2016	2015	% Inc / (Dec)	2016	2015	% Inc
Americas	$1,268.1	$1,204.2	5.3%	$4,802.2	$3,662.4	31.1%
EMEA	444.4	453.6	(2.0)	1,730.4	1,417.8	22.0
Asia Pacific	300.6	275.8	9.0	1,151.3	917.6	25.5

Total	$2,013.1	$1,933.6	4.1	$7,683.9	$5,997.8	28.1

ZIMMER BIOMET HOLDINGS, INC.

NET SALES BY PRODUCT CATEGORY

FOR THE THREE MONTHS and YEARS ENDED DECEMBER 31, 2016 and 2015

(in millions, unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2016	2015	% Inc / (Dec)	2016	2015	% Inc
Knees	$720.4	$712.0	1.2%	$2,751.9	$2,276.8	20.9%
Hips	482.2	469.1	2.8	1,867.9	1,533.0	21.8
S.E.T	429.8	403.3	6.6	1,645.4	1,214.6	35.5
Dental	105.4	115.5	(8.7)	427.9	335.7	27.5
Spine & CMF	191.4	148.3	29.1	662.0	404.4	63.7
Other	83.9	85.4	(1.8)	328.8	233.3	40.9

Total	$2,013.1	$1,933.6	4.1	$7,683.9	$5,997.8	28.1

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF REPORTED % CHANGE TO

ADJUSTED CONSTANT CURRENCY % CHANGE AND

% CHANGE EXCLUDING LDR HOLDING CORPORATION

(unaudited)

	For the Three Months Ended December 31, 2016
				Adjusted
			Foreign	Constant
		Divestiture	Exchange	Currency
	% Change	Impact	Impact	% Change
Geographic Results
Americas	5.3%	—%	—%	5.3%
EMEA	(2.0)	—	(3.5)	1.5
Asia Pacific	9.0	(0.6)	4.3	5.3
Total	4.1	(0.1)	(0.2)	4.4
Product Categories
Knees
Americas	0.5	—	(0.1)	0.6
EMEA	(1.1)	—	(4.0)	2.9
Asia Pacific	7.5	(1.4)	3.7	5.2
Total	1.2	(0.2)	(0.4)	1.8
Hips
Americas	1.7	—	—	1.7
EMEA	(0.9)	—	(3.3)	2.4
Asia Pacific	11.9	—	4.8	7.1
Total	2.8	—	(0.1)	2.9
S.E.T	6.6	—	—	6.6
Dental	(8.7)	—	(0.1)	(8.6)
Spine & CMF	29.1	—	—	29.1
Other	(1.8)	—	(0.5)	(1.3)
Total	4.1	(0.1)	(0.2)	4.4
Impact of LDR Holding Corporation	(2.3)	—	—	(2.3)

% Change excluding LDR Holding Corporation	1.8	(0.1)	(0.2)	2.1

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF REPORTED REVENUE % CHANGE TO

ADJUSTED CONSTANT CURRENCY DAY RATE % CHANGE

EXCLUDING LDR HOLDING CORPORATION

(unaudited)

Three Months Ended December 31, 2016:
Revenue % change	4.1%
Effect of one less billing day in the three months ended December 31, 2016 compared to the same prior year period	1.4
Effect from product divestitures	0.1
Impact of LDR Holding Corporation	(2.3)
Foreign exchange impact	0.2

Adjusted constant currency day rate % change excluding LDR Holding Corporation	3.5%

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF REPORTED % CHANGE TO

CONSTANT CURRENCY ADJUSTED PRO FORMA % CHANGE TO

CONSTANT CURRENCY ADJUSTED PRO FORMA % CHANGE

EXCLUDING LDR HOLDING CORPORATION

(unaudited)

Year Ended December 31, 2016:
Revenue % change	28.1%
Effect from product divestitures	0.9
Effect from full year of Biomet revenue	(25.9)
Foreign exchange impact	0.3

Constant currency adjusted pro forma % change	3.4%
Impact of LDR Holding Corporation	(1.1)

Constant currency adjusted pro forma % change excluding LDR Holding Corporation	2.3%

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF NET EARNINGS AND ADJUSTED NET EARNINGS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2016 and 2015

(in millions, unaudited)

	Three Months
	Ended December 31,
	2016	2015
Net Earnings of Zimmer Biomet Holdings, Inc.	$66.6	$127.0
Inventory step-up and other inventory and manufacturing-related charges	104.5	197.6
Intangible asset amortization	141.2	161.4
Special items
Biomet merger-related	178.7	56.1
Other special items	41.0	23.8
Merger-related and other expense (income) in other (expense) income, net	4.7	(10.1)
Debt extinguishment	53.3	—
Taxes on above items (1)	(154.0)	(124.0)
Other certain tax adjustments (2)	(1.9)	(3.5)

Adjusted Net Earnings	$434.1	$428.3

(1)	The tax effect for the U.S. jurisdiction is calculated based on an effective rate considering federal and state taxes, as well as permanent items. For jurisdictions outside the U.S., the tax effect is calculated based upon the statutory rates where the items were incurred.
(2)	Other certain tax adjustments primarily include a favorable resolution of certain tax matters with taxing authorities offset by internal restructuring transactions that provide the Company access to offshore funds in a tax efficient manner.

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF NET EARNINGS AND ADJUSTED NET EARNINGS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

(in millions, unaudited)

	Years
	Ended December 31,
	2016	2015
Net Earnings of Zimmer Biomet Holdings, Inc.	$302.9	$147.0
Inventory step-up and other inventory and manufacturing-related charges	462.2	348.8
Certain claims	—	7.7
Intangible asset amortization	565.9	337.4
Special items
Biomet merger-related	492.2	619.1
Other special items	124.5	212.7
Merger-related and other expense in other (expense) income, net	3.6	23.0
Debt extinguishment	53.3	—
Interest expense on Biomet merger financing	—	70.0
Taxes on above items (1)	(451.0)	(487.6)
Biomet merger-related measurement period tax adjustments (2)	52.7	—
Other certain tax adjustments (3)	4.5	32.4

Adjusted Net Earnings	$1,610.8	$1,310.5

(1)	The tax effect for the U.S. jurisdiction is calculated based on an effective rate considering federal and state taxes, as well as permanent items. For jurisdictions outside the U.S., the tax effect is calculated based upon the statutory rates where the items were incurred.
(2)	The 2016 period includes negative effects from finalizing the tax accounts for the Biomet merger. Under the applicable U.S. GAAP rules, these measurement period adjustments are recognized on a prospective basis in the period of change.
(3)	Other certain tax adjustments primarily include a favorable adjustment to certain deferred tax liabilities recognized as part of acquisition-related accounting and favorable resolution of certain tax matters with taxing authorities offset by internal restructuring transactions that provide the Company access to offshore funds in a tax efficient manner.

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF DILUTED EPS AND ADJUSTED DILUTED EPS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2016 and 2015

(unaudited)

	Three Months
	Ended December 31,
	2016	2015
Diluted EPS	$0.33	$0.62
Inventory step-up and other inventory and manufacturing-related charges	0.52	0.96
Intangible asset amortization	0.70	0.79
Special items		—
Biomet merger-related	0.88	0.27
Other special items	0.20	0.12
Merger-related and other expense (income) in other (expense) income, net	0.02	(0.05)
Debt extinguishment	0.26	—
Taxes on above items (1)	(0.76)	(0.60)
Other certain tax adjustments (2)	(0.01)	(0.02)

Adjusted Diluted EPS	$2.14	$2.09

(1)	The tax effect for the U.S. jurisdiction is calculated based on an effective rate considering federal and state taxes, as well as permanent items. For jurisdictions outside the U.S., the tax effect is calculated based upon the statutory rates where the items were incurred.
(2)	Other certain tax adjustments primarily include a favorable resolution of certain tax matters with taxing authorities offset by internal restructuring transactions that provide the Company access to offshore funds in a tax efficient manner.

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF DILUTED EPS AND ADJUSTED DILUTED EPS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

(unaudited)

	Years
	Ended December 31,
	2016	2015
Diluted EPS	$1.50	$0.77
Inventory step-up and other inventory and manufacturing-related charges	2.28	1.84
Certain claims	—	0.04
Intangible asset amortization	2.80	1.78
Special items		—
Biomet merger-related	2.43	3.26
Other special items	0.62	1.12
Merger-related and other expense in other (expense) income, net	0.02	0.12
Debt extinguishment	0.26	—
Interest expense on Biomet merger financing	—	0.37
Taxes on above items (1)	(2.23)	(2.57)
Biomet merger-related measurement period tax adjustments (2)	0.26	—
Other certain tax adjustments (3)	0.02	0.17

Adjusted Diluted EPS	$7.96	$6.90

(1)	The tax effect for the U.S. jurisdiction is calculated based on an effective rate considering federal and state taxes, as well as permanent items. For jurisdictions outside the U.S., the tax effect is calculated based upon the statutory rates where the items were incurred.
(2)	The 2016 period includes negative effects from finalizing the tax accounts for the Biomet merger. Under the applicable U.S. GAAP rules, these measurement period adjustments are recognized on a prospective basis in the period of change.
(3)	Other certain tax adjustments primarily include a favorable adjustment to certain deferred tax liabilities recognized as part of acquisition-related accounting and favorable resolution of certain tax matters with taxing authorities offset by internal restructuring transactions that provide the Company access to offshore funds in a tax efficient manner.

ZIMMER BIOMET HOLDINGS, INC.

SUMMARY OF EXPENSES INCLUDED IN SPECIAL ITEMS

FOR THE THREE MONTHS and YEARS ENDED DECEMBER 31, 2016 and 2015

(in millions, unaudited)

	Three Months		Years
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015
Biomet-related
Merger consideration compensation expense	$—	$(73.7)	$—	$90.4
Retention plans	—	—	—	73.0
Consulting and professional fees	82.0	52.8	220.4	167.4
Employee termination benefits	41.4	21.9	55.7	101.0
Dedicated project personnel	15.0	16.4	79.8	62.3
Relocated facilities	1.6	3.1	19.1	5.6
Certain litigation matters	2.5	—	2.5	—
Contract terminations	11.1	19.9	39.9	95.0
Information technology integration	5.0	4.1	14.3	5.2
Intangible asset impairment	2.0	—	30.0	—
Loss/impairment on assets	13.0	—	13.0	—
Other	5.1	11.6	17.5	19.2

Total Biomet-related	178.7	56.1	492.2	619.1
Other
Consulting and professional fees	2.7	5.3	33.0	114.8
Employee termination benefits	3.8	—	7.0	1.9
Dedicated project personnel	5.8	2.9	17.3	31.8
Relocated facilities	—	—	0.2	—
Certain litigation matters	27.1	10.9	30.8	31.2
Contract terminations	1.8	—	2.9	—
Information technology integration	0.2	—	1.3	1.8
Intangible asset impairment	—	—	1.1	—
Loss/impairment on assets	—	—	—	2.3
LDR merger consideration compensation expense	—	—	24.1	—
Contingent consideration adjustments	—	—	—	2.4
Accelerated software amortization	—	—	—	1.5
Other	(0.4)	4.7	6.8	25.0

Total Other	41.0	23.8	124.5	212.7

Special items	$219.7	$79.9	$616.7	$831.8

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF 2017 PROJECTED REVENUE % GROWTH TO

2017 PROJECTED CONSTANT CURRENCY % GROWTH

(unaudited)

	High	Low
Projected Year Ended December 31, 2017:
Revenue % growth	3.2%	2.2%
Foreign exchange impact	1.5	1.5

Constant currency % growth	4.7%	3.7%

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF 2017 PROJECTED DILUTED EPS

AND PROJECTED ADJUSTED DILUTED EPS

(unaudited)

Projected Year Ended December 31, 2017:	High	Low
Diluted EPS	$4.67	$4.37
Inventory step-up and other inventory and manufacturing related charges, intangible asset amortization, special items and other expense	5.66	5.90
Taxes on above items(1) and other certain tax adjustments	(1.65)	(1.77)

Adjusted Diluted EPS	$8.68	$8.50

(1)	The tax effect for the U.S. jurisdiction is estimated based on an effective rate considering federal and state taxes, as well as permanent items. For jurisdictions outside the U.S., the tax effect is estimated based upon the statutory rates where the items are projected to be incurred.